Exhibit 10.7(l)
Mr. Richard B. Stern
26 Collage Lane
Cherry Hill, New Jersey 08003
15 September 2006
          Re: Executive Vice President – Corporate Operations
Dear Rich:
It is our pleasure to extend to you an offer of employment effective 1 October 2006 the (“Commencement Date”), as Executive Vice President – Corporate Operations. You will report directly to the Chief Executive Officer. The terms of your employment would be:
1.	Base salary of $25,000 per month, equivalent to $300,000 annually.

2.	Annual bonuses will be determined by the compensation committee of the board of directors as of each anniversary of the Commencement Date and will be targeted to be at least 50% of your base salary. For the first year of your employment, the bonus will not be less than $100,000.

3.	You will be granted 50,000 shares of restricted stock and 50,000 options to acquire common stock as of the Commencement Date, to vest over three years, with acceleration of vesting upon a Change in Control.

4.	You may terminate your employment upon not less than thirty (30) days written notice. If your employment is terminated by TRM (other than due to a “Change in Control” or for “cause”) you will receive severance equal to one month of annual compensation for each month (or part thereof) you will have been at TRM, but such severance shall not be less than six months compensation nor greater than twenty-four months compensation. If your employment is terminated by TRM upon or in anticipation of a Change in Control then the minimum severance will be one year of compensation. As used herein, the term “Change in Control” shall mean the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole. As used herein “cause” shall mean you have committed a crime of moral turpitude, you use alcohol in an inappropriate manner or any unlawful controlled substance while performing your duties and such use materially interferes with the performance of your duties, you commit any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company or you materially violate a rule, regulation, policy or plan governing your employment.

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5.	Medical/Dental and Flexible Spending Account coverage will be available on 1 January 2007.

6.	401(k) plan open enrollment is quarterly. You will be eligible 1 January 2007.

7.	Personal Time Off (PTO) will begin accumulating 1 October 2006 at a rate of 13.34 hours per month.
Your employment is contingent upon your passing a drug screen and background/credit check, at the discretion of the Company and per the attached disclosure and consent documents.
We look forward to working with you at TRM.
Sincerely,
/s/ Jeffrey F. Brotman
Jeffrey F. Brotman
President and CEO
The provisions of this employment offer have been read, are understood, and the offer is accepted, as indicated by my signature below.

/s/ Richard B. Stern Richard B. Stern	9/15/06 Date

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